WEBSITE DEVELOPMENT AGREEMENT

This Website Development Agreement ("Agreement") is made and entered into on March 10, 2025 (the "Effective Date"), by and between:

Tradetop OÜ, with a principal place of business at Rannaku pst 12, 10917 Tallin, Harjumaa, Estonia ("Developer");

and
Venyra Corporation, with a principal place of business at 1309 Coffeen Avenue STE 1200 Sheridan, Wyoming 82801 ("Client").

Together referred to as the "Parties".

1. Scope of Work

Developer agrees to provide website development services to the Client, as detailed in Exhibit A attached hereto (the "Project"). Any changes to the initially agreed-upon scope of work shall be documented in writing and approved by both Parties. Such changes may result in adjustments to the total cost of the Project.

2. Project Phases

The Project shall consist of the following development phases, each with detailed tasks and deliverables as outlined below:

•       Discovery & Requirements

This phase involves comprehensive consultations with the Client to establish the project’s objectives, gather detailed functional and design requirements, and identify necessary third-party integrations. The Project Manager will also define project milestones, establish timelines, and finalize the project’s specifications and documentation.

•       Copywriting

During this phase, the UX Copywriter will craft clear, concise, and engaging copy for the website. The content will be developed to align with the Client’s brand identity and messaging, and will be designed to optimize user experience. The copywriter will collaborate closely with the design team to ensure seamless integration of content with the website's design.

•	UI/UX Design

In this phase, the UI/UX Designer will create wireframes and high-fidelity mockups of the website’s layout and user interface. This phase will focus on ensuring that the website design is both visually appealing and user-friendly. The Designer will also ensure the site is responsive and optimized for different devices and screen sizes.

•       Frontend Development

The Frontend Developer will transform the approved UI/UX designs into fully functional code. This phase includes the development of the website's front-end interface using HTML, CSS, and JavaScript, ensuring responsiveness and cross-browser compatibility. The Developer will also integrate interactive elements and implement SEO practices to ensure optimal website performance and search engine visibility.

•	Backend/Integration

This phase encompasses the setup of the server and database architecture. The Backend Developer will be responsible for creating custom backend functionalities such as user authentication and content management systems, as well as integrating third-party APIs or services as required. Ensuring the website operates efficiently and securely is paramount in this phase.

•       QA & Testing

In this phase, the QA Engineer will conduct thorough testing of the website to ensure all functionalities are operating correctly. This will include functional testing, cross-browser and device compatibility checks, and load-time optimization. Any identified bugs or issues will be documented and addressed to ensure a high-quality, bug-free user experience.

•       Project Management

The Project Manager will oversee the development process, ensuring that all tasks are completed on schedule and in accordance with the Client’s expectations. This includes managing communications between the Developer and Client, tracking project progress, and addressing any scope changes or issues that arise during the project.

•       Deployment & Handover

The DevOps specialist will handle the deployment of the website to the live server, ensuring that the website is fully operational. This phase also includes configuring the production environment, performing final tests, and providing a formal handover to the Client.

3. Completion Deadline

The Parties agree that the development and delivery of the completed website, including all associated deliverables shall be finalized no later than April 20, 2025. Timely completion is a material term of this Agreement.

4. Fees and Payment Terms

4.1. The Client agrees to pay the Developer a total sum of $20,500. This amount represents the complete compensation for the services rendered under this Agreement.

4.2. Payment under this Agreement shall be made by the Client no later than thirty (30) calendar days following the completion of the Project, which shall occur no later than April 20, 2025, in accordance with Section 3 of this Agreement. Payment may be made in full or in installments, as agreed by the Parties.

4.3. All payments shall be made in US Dollars (USD) or Euros (EUR) as agreed by the parties and at the exchange rate set by the bank on the date of payment. Payments to the Developer shall be made by bank transfer.

5. Intellectual Property Rights

Upon full payment of the total contract sum, all intellectual property rights to the developed website, including but not limited to source code, graphics, and content created under this Agreement, shall be irrevocably assigned to the Client. Until such payment is completed, the Developer retains all rights to the deliverables.

6. Confidentiality

Both Parties agree to maintain the confidentiality of proprietary information exchanged during the course of this engagement. Neither Party shall disclose any confidential or trade secret information to third parties without prior written consent, unless required by law.

7. Indemnification

The Developer warrants that the deliverables provided under this Agreement will not infringe upon any third-party intellectual property rights. The Developer shall indemnify and hold harmless the Client against any claims, damages, or legal actions arising from such infringement.

8. Termination

Either Party may terminate this Agreement with written notice if the other Party materially breaches any provision of this Agreement and fails to cure such breach within ten (10) business days of notice. Upon termination, the Client shall compensate the Developer for all work completed up to the termination date.

9. Miscellaneous

9.1. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of law principles.

9.2. Force Majeure: Neither Party shall be liable for any failure or delay in performance due to acts beyond its reasonable control, including but not limited to natural disasters, acts of war, pandemics, or governmental actions.

9.3. Severability: If any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severed, and the remainder of the Agreement shall remain in full force and effect.

9.4. Entire Agreement: This document represents the entire agreement between the Parties and supersedes all prior discussions or understandings. Amendments or modifications must be made in writing and signed by both Parties.

9.5. Notices: All notices under this Agreement shall be in writing and delivered to the Parties at the addresses stated above via registered mail or email with confirmation.

IN WITNESS WHEREOF, the Parties have executed this Website Development Agreement as of the Effective Date.

Developer:	Client:
Tradetop OÜ By: /s/ Tradetop OÜ Date: March 10, 2025	Venyra Corporation By: /s/ Venyra Corporation Date: March 10, 2025

Exhibit A

This Exhibit A is incorporated into and made a part of the Website Development Agreement between the Developer and the Client, dated March 10, 2025. The scope of work outlined below defines the tasks, responsibilities, and deliverables that the Developer will provide in connection with the Project.

Stage	Role(s) Involved	Estimated Hours	Rate (USD/hour)	Subtotal (USD)
Discovery & Requirements	Project Manager	15	80	1200
Copywriting	UX Copywriter	40	100	4000
UI/UX Design	UI/UX Designer	45	100	4500
Frontend Development	Frontend Developer	60	100	6000
Backend/Integration	Backend Developer	15	110	1650
QA & Testing	QA Engineer	20	75	1500
Project Management	Project Manager	15	80	1200
Deployment & Handover	DevOps	6	75	450
		216		$ 20,500

Total Estimated Hours: 216

Total Estimated Price: $20,500

Developer:	Client:
Tradetop OÜ By: /s/ Tradetop OÜ Date: March 10, 2025	Venyra Corporation By: /s/ Venyra Corporation Date: March 10, 2025